Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Announces Completion
 of Common Stock Offering

Cambridge, MA, September 20, 2006 — Vertex Pharmaceuticals Incorporated (Nasdaq GS: VRTX) today announced the completion of its public offering of 9,100,000 shares of common stock.  The gross proceeds, before commissions and expenses, of the public offering are $300.3 million.

Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as the sole book-runner, Morgan Stanley & Co. Incorporated acted as joint lead manager and UBS Securities LLC acted as co-manager in this offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  A shelf registration statement relating to the shares of common stock has been filed with the Securities and Exchange Commission.  This offering was made only by means of a prospectus, including a prospectus supplement, forming a part of this registration statement.  A copy of the prospectus can be obtained from Merrill Lynch’s prospectus department, at 4 World Financial Center, New York, NY 10080, 212-449-1000.

About Vertex
Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, inflammation, autoimmune diseases, cancer, pain and bacterial

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Vertex Pharmaceuticals Incorporated
Vertex Announces Completion of Common Stock Offering
September 20, 2006

infection. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Vertex’s press releases are available at www.vrtx.com

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Vertex Contacts:
Lynne H. Brum, VP, Strategic Communications, (617) 444-6614
Michael Partridge, Director, Corporate Communications, (617) 444-6108
Lora Pike, Manager, Investor Relations, (617) 444-6755